EXHIBIT 10.47


                  EMERGENCY FOOD PREPARATION AGREEMENT

                                 BETWEEN

       HOST AMERICA CORPORATION / LINDLEY FOOD SERVICE CORPORATION

                                   AND

         SUBURBAN BOSTON CONSORTIUM OF ELDER NUTRITION PROGRAMS


THIS AGREEMENT is made and entered into this day by and between SUBURBAN BOSTON CONSORTIUM of ELDER NUTRITION PROGRAMS (the "Consortium"), whose Members are (1) Mystic Valley Elder Services, Inc., 300 Commercial Street, Malden, MA 02148 (2) Somerville-Cambridge Elder Services, Inc., 61 Medford Street, Somerville, MA 02143 and (3) Springwell, Inc., 125 Walnut Street, Watertown, MA 02472, hereinafter called the "Client", and HOST AMERICA CORPORATION / LINDLEY FOOD SERVICE CORPORATION, a corporation with its office and place of business at Two Broadway, Hamden, CT 06518-2697, hereinafter called "Host".

                          W I T N E S S E T H;
                          --------------------

The parties agree and obligate themselves and successors and assigns as follows:

1. TERM: The term of this Agreement shall commence on the 17th day of March 2003, and shall continue until the 13th day of March 2004. This Agreement may be extended up to September 30, 2004, upon mutual agreement between Host and the Client.

2. TERMINATION: The Client may terminate this Agreement with or without cause by giving ninety (90) days written notice to Host of its intention to terminate this Agreement at the end of such ninety (90) days. Host may terminate this Agreement with or without cause by giving ninety (90) days written notice to the Client of its intention to terminate this Agreement at the end of such ninety (90) days.

If the Client, in exercising its reasonable business judgment, determines that any non-compliance by Host with terms of this Agreement endangers the life, health, and safety of any recipients of services provided under this Agreement, then Client may terminate this Agreement immediately by notifying Host as follows:

Step #1: Oral notice to the President of Host indicating that Host has not complied with the terms of the Agreement and such non-compliance has endangered the life, health or safety of the recipients of services under the Agreement along with a similar written notice sent by facsimile to the President of Host and;

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
Step #2: Within three (3) business days of the notice in step #1, Client shall send written notice to Host's President detailing the exact nature of the non-compliance, and how it has endangered the life, health or safety of the recipients.

3. NOTICE: Any notice required or permitted to be given shall be in writing and shall be mailed by certified mail or personally delivered. A notice shall be deemed to be given three (3) days after it is mailed or upon receipt if personally delivered. Any notice to Host shall be addressed to: Attn: President, Host America Corporation, Two Broadway, Hamden, CT 06518-2697; and in the case of the Client to: Suburban Boston Consortium c/o Executive Director, Mystic Valley Elder Services, 300 Commercial Street #19, Malden, MA 02148. Either party may change its address by giving ten (10) days written notice to the other party.

4. EXCLUSIVE RIGHT: Host shall have the exclusive right to provide the services called for by this Agreement during the term of this Agreement.

5. OBLIGATIONS OF HOST: Host shall be responsible for the preparation of meals including: (a.) providing and maintaining a production kitchen and equipment for the preparation of meals (the "Food Preparation Facilities"); (b.) maintaining the Food Preparation Facilities in a sanitary condition; (c.) performing all buying and record keeping functions; (d.) employing and training food service employees; (e.) furnishing supervisory personnel to establish and maintain the operation at a high standard; (f.) instituting reliable food cost control methods; (g.) providing for any and all real or personal property tax or similar tax related to the Food Preparation Facilities; (h.) maintaining adequate fire and hazard insurance on the Food Preparation Facilities; and (i) compliance with the terms and specifications of that certain Request for Proposal entitled "Bid Specifications Suburban Boston Consortium of Elder Nutrition Programs Fiscal Years 2002-2005" (the "RFP") to the extent those terms are not inconsistent with the terms of this Agreement.

6. OBLIGATIONS OF THE CLIENT: The Client shall be responsible for: (a.) providing and maintaining sites and personnel for the serving of meals (the "Serving Sites"); (b.) maintaining the Serving Sites in a sanitary
condition;   (c.) maintaining the Serving Sites in accordance with all
laws, regulations, orders, directives, statutes, and other rules of any federal, state, or local government bureau or department applicable to the Serving Sites; (d.) maintaining Host's equipment located at the Serving Sites, if any; (e.) serving the meals at the Serving Sites; (f.) maintaining adequate fire and hazard insurance on the Serving Sites; and (g.) administering the nutrition services in compliance with all rules and regulations of the U.S. Department of Health and Human Services
(HHS).

6a. TAX EXEMPT STATUS: The Client will submit to Host proof of its tax-exempt status prior to (or simultaneous with) the execution of this Agreement.

7. CLIENT'S RIGHT TO INSPECT: Host shall operate the Food Preparation Facilities in a manner compliant with the terms and conditions of the RFP. The Client shall have the right to inspect the Food Preparation Facilities from time to time.

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
8. COMPLIANCE WITH REGULATIONS: Each party shall comply with all laws, ordinances, regulations, orders, directives, statutes, and other rules of any federal, state, or local government bureau or department applicable to their activities hereunder.

Host's employees and agents shall also comply with applicable rules and regulations concerning conduct on the Client's premises which the Client imposes upon its employees and agents provided such rules and/or regulations are not in violation of any federal, state, and/or local laws.

9. OWNERSHIP OF INVENTORY: Host shall maintain title to all inventories purchased by Host.

10. PROPRIETARY INFORMATION: During the term of this Agreement, the Client acknowledges that it may acquire or obtain access to proprietary information or materials (the "Proprietary Items") of Host. Proprietary Items are defined as confidential information or materials related to the business of Host which include, but are not limited to, trade secrets, signage, trademarks, logo, trade dress (including product package design), symbols, slogan emblem, computer software, recipes, diet manuals, videotapes, technical and non-technical data related to the operations, methods, techniques, processes, finances, existing and future products, actual or potential customers and suppliers, procedure and/or personnel manuals, and any information which has been disclosed to Host by a third party which Host is obligated to treat as confidential.

All Proprietary Items are confidential to and are and will remain the sole and exclusive property of Host. In the event the Client receives, obtains access, or otherwise is exposed to any Proprietary Items, the Client will and shall cause its officers, employees, and agents to, (a.) hold the Proprietary Items in trust and in strictest confidence, (b.) not produce, use, distribute or otherwise disseminate the Proprietary Items except to the extent necessary to aid the performance of the services provided by Host, and (c.) otherwise protect the Proprietary Items from disclosure.

Upon request by Host and/or termination of this Agreement, the Client shall return all property belonging to Host, including without limitation, all tangible materials (originals or copies) containing or embodying Proprietary Items then in its custody, control, or possession.

11. INSURANCE: Host shall maintain Workers' Compensation Insurance and Employers Liability covering Host's employees with limits of $100,000 per accident, $100,000 per disease, and disease aggregate of $500,000.

Host shall maintain Comprehensive General Liability with limits of $1,000,000 General Aggregate, $1,000,000 Products and Completed
Operations, $1,000,000 Personal Injury, and $1,000,000 each occurrence.

Host shall maintain Comprehensive Automobile Insurance covering Host's vehicles with limits of $1,000,000 Combined Single Limit. Host will procure six (6) 12 foot box trucks and one (1) back up van for the program.

Host shall cause certificates of insurance to remain current and delivered to the Client.

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
12. INDEMNITY: The Client hereby releases, indemnifies and agrees to hold harmless Host from and against any loss, liability, claims, damages, costs, and expenses, including without limitation attorneys' fees, asserted by any third-party for claims or actions solely arising out of or as a result of the Client's negligence.

Host shall likewise release, indemnify and agree to hold harmless the Client from and against any loss, liability, claims, damages, costs, and expenses, including without limitation attorneys' fees, asserted by any third-party for claims or actions arising out of or as a result of Host's negligence.

13. RELATIONSHIP OF THE PARTIES: Host shall at all times act as an independent contractor. No employee of Host shall be deemed an employee of the Client, and no employee of the Client shall be deemed an employee of Host. Host and the Client shall have full responsibility for payment of wages and compensation to their respective employees and for compliance with all applicable federal and state payroll tax requirements with respect to their respective employees. Host shall be solely responsible for the supervision of its employees in accordance with Equal Opportunity Laws, Executive Orders, and Host and/or Client policies and procedures. Host shall have sole control of the manner and means of performing its obligations hereunder.

14. EQUAL OPPORTUNITY EMPLOYMENT: In the performance of this Agreement, neither party shall discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, or age, nor shall either party discriminate against the handicapped, disabled, or veterans, including those of the Vietnam era. Host shall take affirmative action to insure that, to the extent possible, eligible persons are employed, and that employees are treated, during employment, without discrimination because of their race, color, religion, sex, national origin, age, handicap, disability, or veteran status, including veterans of the Vietnam era.

15. NON-SOLICITATION OF EMPLOYEES BY CLIENT: It is understood that the employees of Host who will supervise the operation of the Food Preparation Facilities have been recruited and trained by Host at substantial expense. The Client shall not hire directly or indirectly, or offer employment to, or allow any other entity or concern over which it has any control to hire or offer employment to any such employee of Host in the operation of any Food Preparation Facilities during the term of this Agreement or for one (1) year thereafter, unless such employees were former employees of the Client. Host may proceed to enjoin such unauthorized employment. If legal action is necessary to enforce this provision or to collect damages, Host shall be entitled to recover all legal expenses, including reasonable attorney's fee.

16. NON-SOLICITATION OF EMPLOYEES BY HOST: It is understood that the employees of the Client have been recruited and trained by Client at substantial expense. Host shall not hire directly or indirectly, or offer employment to, or allow any other entity or concern over which it has any control to hire or offer employment to any such employee of the Client during the term of this Agreement or for one (1) year thereafter, unless such employees were former employees of the Host. Client may proceed to enjoin such unauthorized employment. If legal action is necessary to enforce this provision or to collect damages, Client shall be entitled to recover all legal expenses, including reasonable attorney's fee.

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
17. FORCE MAJEURE: In the event of a business interruption other than that caused by Host, the Client shall be entitled to extend to Host the term of this Agreement by as many days as are involved in the business interruption. Should there be such business interruption, this Agreement shall be renegotiated immediately and such renegotiated Agreement shall last the duration of the business interruption. The definition of business interruption will include, but is not limited to, war, public disorders, acts of enemies, sabotage, strikes, lockouts, picketing, labor difficulties, fires, uncompleted construction or acts of God only if not preventable, or any similar or dissimilar cause beyond the control of either party.

18. EVENT OF DEFAULT AND REMEDIES: In the event either party defaults in the performance of its obligations under this Agreement and such default is not cured within ten (10) business days of the receipt of written notice thereof, the non-defaulting party shall have the right, in addition to any other rights it may have, to terminate this Agreement without further notice. If the nature of the default is such that it may not be reasonably cured within ten (10) business days, the defaulting party shall not be in default if appropriate cure is commenced within ten business (10) days and thereafter a cure is reasonably prosecuted to completion.

19. ASSIGNMENT: Neither Host nor the Client may assign or transfer this Agreement in whole or in part without the written consent of the other party. Such consent shall not be unreasonably withheld.

20. METHOD OF OPERATION: Host shall prepare and deliver meals (including therapeutic and weekend meals) for the Client's distribution to the following locations:
     - Serving Sites
     - Designated points of delivery for the home-delivered meals
       (the "Delivery Points").

The respective three (3) Client members will furnish Host with final meal counts for regular meals including congregate, home delivered, home delivered and congregate cold suppers, home delivered breakfast, frozen, holiday, and weekend meals by 2:00 p.m. of the day prior to meal service. Ordinarily, the members will furnish these counts no earlier than 12:45 of the day prior to regular meal service.

Upon delivery of meals to each Serving Site or Delivery Point, an authorized on-site representative (if present) of the Client shall sign a meal delivery ticket in duplicate certifying the number, types, and quantity of meals and supplies, if applicable, delivered. One copy shall be returned to Host's employee delivering the meals, and a copy shall be retained by the Client's representative. Such meal delivery ticket shall be the controlling document in the event of disputes over the number of meals delivered.

In the event that an authorized on-site representative of the Client is not present upon the delivery of the meals to the Serving Site or Delivery Point, then upon arrival the on-site representative will sign the meal delivery ticket in duplicate certifying the number, types, and quantity of meals and supplies, if applicable, delivered. The on-site representative will then leave one copy for Host's employee to pick up the next time he or she delivers meals to such Serving Site or Delivery Point, and a copy shall be retained by the Client's representative.

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
21. DAYS OF OPERATION: Meals shall be prepared five (5) days a week for the term of this Agreement, except designated holidays.

22. OBLIGATIONS OF HOST: Host will deliver all congregate meals to the Serving Sites in bulk.

Host will provide box/picnic lunches, and/or shelf-stable meals as requested provided Host is given two (2) weeks' advance notice of the requirement for such meals.

Host will provide special events meals as requested provided Host is given one (1) week's advance notice of the requirement for such meals.

Host will deliver and maintain while in Host's possession food according to the following specifications:
     - Hot foods will be at or above 140 degrees Fahrenheit.
     - Cold foods will be at or below 40 degrees Fahrenheit.
     - Frozen foods will be at or below 0 degrees Fahrenheit.
     - Neutral foods will be at room temperature.


Host will prepare a monthly holiday/special events menu for each Serving Site on such days as are determined by mutual agreement between Host and the Client.


23. MENUS: All meals shall meet or exceed the one-third daily Recommended Dietary Allowance for persons age fifty-one (51) and over as established by the Food and Nutrition Board of the National Academy of Science National Research Council. Meals will also meet the nutrition standards set forth by the Massachusetts Executive Office of Elder Affairs. Menus will be planned by both parties and for 2-month periods of time.

24. CHARGES: In consideration for meals and services provided to the Client, Host will charge the Client the Contract Rate as follows regardless of volume:

Meal Type                             Contract Rate          Base        Emergency
                                                             Bid Rate    Operating Surcharge
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
Regular hot congregate meals          $2.83 per meal         $2.27       $.56
----------------------------------------------------------------------------------------------
Regular hot home delivered meals      $3.07 per meal         $2.71       $.36
----------------------------------------------------------------------------------------------
Cold breakfast home delivered meals   $2.42 per meal         $1.86       $.56
----------------------------------------------------------------------------------------------
Cold supper home delivered meals      $2.85 per meal         $2.50       $.35
----------------------------------------------------------------------------------------------
Therapeutic hot home delivered meals  $3.40 per meal         $2.86       $.54
----------------------------------------------------------------------------------------------
Frozen Kosher Meals w/ cold pack      $6.79 per meal         $5.95       $.84
----------------------------------------------------------------------------------------------
Cold pack only HDM                    $.95 / cold pack       $ .89       $.06
----------------------------------------------------------------------------------------------
Frozen Regular meals                  Cost plus$.17 per meal 13%         $.00
----------------------------------------------------------------------------------------------

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
*(Handling fee per each chef pantry frozen meal at actual cost through state purchasing program)

The food cost shall average at least $1.23 per meal.

The Client is responsible for payment of paper and disposables at Host's cost for all meals produced, for the life of the contract. Host will purchase these disposables through the Massachusetts Paper Consortium vendor (currently Mansfield Paper, Inc), for which the Client is a member. Disposable / paper usage and cost will be broken down and listed directly onto each individual agency weekly invoice. Host will be responsible for receiving and disbursing paper products ordered for congregate meal sites by SCES and Springwell. If Host has access to paper products at a lesser cost than the specified products that the Client uses through the Massachusetts Paper Consortium Vendor, Host must obtain prior approval by the Client to use these products.

25. MEAL SHORTAGES: In the event Host fails to deliver meals or portions of meals, or Host delivers food that is unwholesome, fails to meet specifications, or has been substituted without prior approval, the Client's representative shall note all discrepancies on the meal delivery ticket and the following procedures shall apply:

1. ALTERNATE VENDOR PROCEDURES: The Client's representative shall procure the necessary items from an alternate vendor. Host will be responsible for establishing appropriate alternate vendors in the local area. All meals or portions of meals procured from alternate vendors must meet the one-third (1/3) Recommended Dietary Allowance.

Host will be responsible for alternate vendor bills. Supporting documentation must be submitted to Host for all such payments. The Client will submit to Host all requests for alternate vendor payments within thirty (30) days of occurrence.

2. MEAL CREDITS: When meals or portions of meals cannot be replaced using an alternate vendor, Host will issue a credit to the Client based on the following allocation:



                                          Percentage of
          Food Grouping                     Meal Cost
          -------------                   -------------
          Meat or Meat Alternative              41%
          Fruit/Salad                           15%
          Milk                                  15%
          Vegetable or Soup                     10%
          Dessert (other than fruit)            10%
          Bread or Bread Alternative             5%
          Margarine                              2%
          Condiments                             2%
Credits will be deducted from the Client's invoice.

The Client will submit to Host all requests for credits within thirty
(30) days of occurrence.

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
26. CLOSINGS: In the event the Client and/or the State or local government permanently closes a Serving Site/Delivery Point, the Client shall notify Host of the closing five (5) working days in advance. If five (5) working days notice is not provided, the Client shall pay for the normal number of meals served at such closed Serving Site/Delivery Point, or accept menu substitutions which will allow Host to utilize food products which were purchased for the closed day.

In the event the Client and/or the State or local government temporarily closes a Serving Site/Delivery Point, the Client shall notify Host of the closing two (2) working days in advance. If two (2) working days notice is not provided, the Client shall pay for the normal number of meals ordered for such closed Serving Site/Delivery Point, or accept menu substitutions which will allow Host to utilize food products which were purchased for the closed day.

In the event a Serving Site/Delivery Point is closed due to inclement weather, acts of God, and/or other unforeseen emergencies, the Client shall not be responsible for payment for food to be delivered on said day if notice has been given to Host by 7:00 a.m. of the serving day. If necessary under these circumstances, Host may make menu substitutions on the following serving day, which shall be reported to the Client as soon as possible.

In the event inclement weather or any other act of God is predicted, Host may consult with the Client to determine if shelf-stable meals should be sent the day or days before such event is predicted to occur.

27. BILLING AND PAYMENT: On or before the fifth (5th) day of each week, Host will bill the three (3) Consortium member agencies for the preceding week's charges. Additionally, Host will submit a monthly account receivable (A/R) statement to each member, pertaining to each members A/R aging.

Payments made by the Client to Host are due within thirty (30) days from invoice date. If payment is not made forty-five (45) days from invoice date, the price of all meals on such overdue invoice will be increased by three ($.03) cents. A quick pay discount of 1.25% will be offered on all invoices paid fourteen (14) days of invoice date. The following chart illustrates the prices for each meal, provided the quick payment discount is received by Host America's office within fourteen (14) days of invoice date.

Meal Type                             Contract Rate          Discount    Discount Meal
                                                             Rate        Price
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
Regular hot congregate meals          $2.83 per meal         1.25%       $2.79
----------------------------------------------------------------------------------------------
Regular hot home delivered meals      $3.07 per meal         1.25%       $3.03
----------------------------------------------------------------------------------------------
Cold breakfast home delivered meals   $2.42 per meal         1.25%       $2.39
----------------------------------------------------------------------------------------------
Cold supper home delivered meals      $2.85 per meal         1.25%       $2.81
----------------------------------------------------------------------------------------------
Therapeutic hot home delivered meals  $3.40 per meal         1.25%       $3.36
----------------------------------------------------------------------------------------------
Frozen Kosher Meals w/ cold pack      $6.79 per meal         1.25%       $6.71
----------------------------------------------------------------------------------------------
Cold pack only HDM                    $.95 / cold pack       1.25%       $0.94
----------------------------------------------------------------------------------------------
Frozen Regular meals                  Cost plus$.17 per meal 0%          $.17
----------------------------------------------------------------------------------------------

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
28. MAINTENANCE OF RECORDS: Host shall maintain records for a minimum of six (6) years after the end of the federal year to which they pertain unless litigation, claim, or audit is started before the end of the six
(6) year period, in which case the records shall be retained until all litigation, claim, or audit finding involving the records has been resolved.

29. CLIENT'S RIGHT TO AUDIT: The Client reserves the right to audit records pertaining to Host's operation of the Food Preparation Operation of the Client. The cost of such audit will be at the sole expense of the Client and shall be conducted at Host's location where said records are normally maintained upon reasonable notice.

30. ARBITRATION: GOVERNING LAW, VENUE: Any controversy or claim greater than $10,000 arising out of or relating to this Agreement or the breach thereof shall be resolved by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and shall be binding on all parties. Any controversy or claim less than $10,000 may be heard either in a court of law or, as with claims in excess of $10,000, resolved by arbitration.

The parties mutually agree that the proper locale for any such arbitration proceeding shall be Boston, MA. Any judicial proceeding filed by either party to enforce the terms of this Agreement shall be held in either Federal District Court for Massachusetts or the Massachusetts Superior Court or District Court located in Middlesex County, MA. Any claim or controversy arising out of this Agreement, regardless of whether heard by a judge or by an arbitrator, shall be governed by the laws of the Commonwealth of Massachusetts without regard to any principles of conflicts of laws.

31. HEADINGS AND CAPTIONS: All headings and captions appearing in this Agreement are inserted for purposes of convenience and reference only, and shall not be used to construe or interpret any provision hereof.

32. SEVERABILITY: If any term, covenant, or condition of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, the remainder of this Agreement and the application of any term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and all other terms shall be valid and enforceable to the fullest extent permitted by the law.

33. WAIVER OF CONTRACTUAL RIGHT: The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

34. EQUIPMENT: The Client will maintain ownership of all delivery equipment transferred to the Host facility on or before March 14th, and any equipment purchased by the Client for the duration of the contract. Delivery Equipment includes but is not limited to the following:
Cambro-Camcarriers, Cambro-Soup Containers, Coolers, Nutra-Systems, Insulated Soft Bags, Hotel Pans and Covers, Warming Ovens, Cambro Dollies.

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
35. ENTIRE AGREEMENT; MODIFICATION: This Agreement and the Consortium RFP (attached hereto as Exhibit "A") set forth the entire agreement of the parties with respect to the subject matter hereof, and supercede all existing written or oral agreements between these parties concerning such subject matters. In the event of any conflict between this Agreement and the Consortium RFP, the provisions of this Agreement shall control.

36. AUTHORITY: Host and the Client each represent that the person executing this Agreement on its behalf, in duplicate, has been duly and validly authorized to execute this Agreement on its behalf and that such person has full power and authority under all applicable laws and their respective articles of incorporation, bylaws or other governing instrument to enter into this Agreement.

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
HOST AMERICA CORPORATION           SUBURBAN BOSTON CONSORTIUM


By:                                Mystic Valley Elder Services, Inc.
   -------------------------

Title:  President & CEO            By:
      ----------------------          ------------------------------

Date:                              Title:
      ----------------------             ---------------------------

  Attest:                          Date:
                                      ------------------------------

                                     Attest:

By:                                By:
   -------------------------          ------------------------------


                                   Somerville-Cambridge Elder
                                   Services, Inc.

                                   By:
                                      ------------------------------

                                   Title:
                                         ---------------------------

                                   Date:
                                        ----------------------------

                                     Attest:

                                   By:
                                      ------------------------------



                                   Springwell, Inc.


                                   By:
                                      ------------------------------

                                   Title:
                                         ---------------------------

                                   Date:
                                        ----------------------------

                                     Attest:

                                   By:
                                      ------------------------------


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